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EXHIBIT 99

Image Contact:
Garrett M. Lee
818.407.9100 ext. 265
 glee@image-entertainment.com

IMAGE ENTERTAINMENT AND BMG ANNOUNCE EXCLUSIVE FIVE YEAR
INTERNATIONAL DVD SUBLICENSE AGREEMENT

BMG To Distribute Image's New Releases and Extensive DVD Catalogue Throughout
Europe, the Middle East and Africa

CHATSWORTH, CA (January 8, 2003)—Image Entertainment, Inc. (NASDAQ: DISK), a leading licensee and distributor of DVD programming in North America, today announced the signing of an exclusive five year international DVD sublicense agreement with Bertelsmann Music Information Services, GmbH, a German corporation, for the exclusive distribution of the Company's DVD programming. The agreement calls for BMG to exclusively distribute Image's licensed programming throughout Europe, the Middle East and Africa. In connection with the agreement, Image will receive a $3 million advance deposit, recoupable by BMG against future royalties due Image.

Currently, Image's DVD programming is distributed in Europe and South Africa through a network of independent distributors and studios, including BMG. The majority of these agreements will expire on March 31, 2003.

Under the terms of the new agreement, BMG will be responsible for all sales, marketing, manufacturing and distribution of Image's programming for Europe, the Middle East and Africa. There are approximately 100 Image DVD catalogue titles currently in release, including music programming from Roy Orbison, the Eagles, Steely Dan and Santana. Image and BMG will formulate a DVD catalogue marketing and release campaign reintroducing approximately 12 programs a month into the marketplace. This plan will see Image's 100-title DVD catalogue repackaged and distributed through the BMG system, commencing April 1, 2003. BMG will promptly begin distribution of Image's new release DVD programming.

David Borshell, Image's Chief Operating Officer, commented on the agreement, "This is a very significant agreement for Image Entertainment. BMG's reach and resources are vast and through their coordinated international sales and marketing efforts, Image's DVD programming will benefit greatly. Both our existing DVD library and future DVD programming will be sold not only into existing markets and channels of distribution, but into new ones as well.

"An important part of this agreement calls for BMG to license Image a selection of music video programming from the BMG family of labels. We believe these new DVD titles will enhance Image's domestic library while simultaneously making many of them available for BMG's own international release," concluded Borshell.

Martin W. Greenwald, Image's President and CEO, stated, "This is a very important milestone for Image Entertainment. Image is one of the largest independent domestic DVD suppliers and this agreement with BMG gives us the opportunity to extend our international presence. It clearly demonstrates that our corporate initiatives and strategies to acquire worldwide rights have been well worth the effort. The BMG agreement is the basis for what I envision as a strong and vibrant relationship, one that should grow and present further opportunities for our companies. Image and BMG must continuously challenge each other, finding ways to reinforce and expand our respective DVD market shares, both in North America and abroad. With global DVD hardware sales on a strong and steady increase, this could not have come at a better time for Image."

Tim Bowen, Chief Operating Officer, BMG Europe, said, "We are extremely pleased and excited to be expanding our relationship with Image Entertainment. Their aggressive efforts in program acquisition, since the inception of DVD, have allowed them to amass one of the strongest libraries of music video programming in the industry. They have clearly demonstrated their enormous resources and abilities to be a market leader in the coming years. Because of this, we believe that Image's library and new programming will be a significant part of BMG's ongoing release schedule. We are proud to be Image's representative throughout the many countries covered by this agreement."

About Image Entertainment:
Image Entertainment, Inc. is a leading licensee and distributor of DVD programming in North America with nearly 2,300 exclusive DVD titles in domestic release. The Company also has exclusive videocassette, broadcast, video on demand, audio, streaming video and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California and maintains a domestic distribution facility in Las Vegas, Nevada. Image maintains international distribution through its sublicense agreements for available programming on DVD and videocassette as well as broadcast. The Company has one of the largest selections of DVDs available online through its e-commerce subsidiary, DVDPlanet, at www.dvdplanet.com. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

About BMG:
BMG is the global music division of Bertelsmann AG, one of the world's leading media companies. BMG owns more than 200 record labels in 42 countries including Ariola, Arista Records, J Records, Jive Records, RCA Records and RCA Label Group—Nashville. In addition, BMG's music publishing operations are the third largest in the world.

This press release may contain forward-looking statements that are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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  EXHIBIT 99